Exhibit 99.1

NEWS RELEASE

Visteon Names Nomi Bergman to Board of Directors

Former Bright House Networks President Joins Board of Leading Automotive Electronics Company

VAN BUREN TOWNSHIP, Mich., Sept. 13, 2016 — Visteon Corporation (NYSE:VC), a global leader in vehicle cockpit electronics, today announced the election of Nomi Bergman to its board of directors, effective Oct. 1, 2016. Bergman is an accomplished business leader and technology advocate who served as president of Bright House Networks until its recently completed merger with Charter Communications and Time Warner Cable.

“We are honored to welcome Nomi to our board of directors,” said Francis M. Scricco, chairman of Visteon’s board of directors. “She adds a tremendous amount of industry leadership as proven by her role in leading the cable television industry into the software phase of its development. I look forward to benefiting from her proven ability to navigate quickly evolving technologies. Nomi will be a strong addition to our board who will bring a valuable strategic perspective as Visteon solidifies its position as a global leader in the rapidly growing cockpit electronics segment.”

Bergman said: “I am honored to join the talented, dedicated members of the Visteon board, and company, who have courageously led the firm through a significant transformation. Both inspired confidence in me, as they have done with their customers. Visteon has clearly emerged with a strong balance sheet, a robust foundation of successful design and manufacturing experience, and a crisp, innovative focus on cockpit electronics and connected car solutions.”

Dr. Rouzbeh Yassini, a current Visteon board member and recognized father of the cable modem, said: “Visteon’s transformation to provide software platforms for the auto industry began in 2014, gained momentum with the 2015 hiring of Sachin as its CEO, and now adds more strength with the addition of Nomi to Visteon’s board with her solid technical and service- oriented leadership.”

Bergman was a member of the founding management team that in 2003 launched Bright House Networks, one of the largest owners and operators of cable systems in the U.S. Her hands-on experience in customer care, engineering, business and technical operations, and information technology led to a hyper-focus on the customer experience at Bright House Networks. The company received accolades from its customers and was recognized by highly regarded consumer brands such as Consumer Reports and J.D. Power and Associates – earning 12 J.D. Power awards for customer satisfaction.

A longtime advocate for women in business, Bergman launched initiatives such as the Bright House Networks Women’s Leadership Circle to develop a pipeline of women leaders within the company, and helped initiate and support other similar programs within the industry.

Bergman has earned many industry leadership awards and serves on several corporate boards, as well as the board of One Revolution, a foundation established by Paralympian Chris Waddell. She is a member of the board of trustees of the University of Rochester (N.Y.), where she earned a bachelor’s degree in economics and statistics.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, and telematics solutions; its brands include Lightscape®, OpenAir® and SmartCore™. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

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Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bill Robertson

734-710-5793

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